Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100
www.codexis.com

Codexis Reports Fourth Quarter and Full Year 2010 Results

Grows Annual Revenue 29% to $107 million;

77% Increase in Pharmaceutical Product Sales

Redwood City, CA – February 3, 2011 – Codexis, Inc. (NASDAQ: CDXS) today announced financial results for the fourth quarter and year ended December 31, 2010.

Full Year 2010 Financial Highlights:

Revenue: Revenue increased 29% to $107.1 million, driven by a 77% increase in sales of pharmaceutical products, from $18.6 million in 2009 to $32.8 million in 2010, and increases in collaborative R&D and government grants.

Operating Expenses: Full year operating expenses increased 2% to $86.2 million. R&D expenses decreased 4% to $52.4 million, primarily from the elimination of royalty payments to Maxygen as a result of our acquisition of Maxygen’s gene shuffling IP portfolio in October, 2010. SG&A expenses increased 13% to $33.8 million driven by increases in compensation and benefits and outside services costs associated with becoming a public company.

Net Loss: Net loss was ($8.5) million, or ($0.35) per share, based on 24.6 million weighted average common shares outstanding for the full year 2010. This compares to a net loss of ($20.3) million in 2009.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA was $9.9 million compared to a loss of ($7.3) million in 2009. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Fourth Quarter Financial Highlights:

Revenue: For the fourth quarter of 2010, the company reported revenues of $29.8 million, an increase of 23% from $24.2 million in the fourth quarter of 2009, primarily due to an increase of $3.4 million in product revenue, representing an increase of 67% over the same time period of 2009.

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Operating Expenses: Research and development expenses in the fourth quarter of 2010 were $13.3 million, compared to $15.2 million for the fourth quarter of 2009. The decrease was primarily due to the reduction of royalty cost related to our acquisition of Maxygen’s gene shuffling IP portfolio and a reduction of costs related to our joint development agreement with CO2 Solution in 2009. Selling, general and administrative expenses in the fourth quarter of 2010 declined to $8.6 million compared to $8.9 million over the same time period of 2009 primarily due to a reduction in discretionary expenses.

Net Loss: Net loss was ($0.5) million, or ($0.01) per share, based on 34.5 million weighted average common shares outstanding in the fourth quarter of 2010. This compares to a net loss of ($5.2) million or ($1.95) per share during the fourth quarter of 2009.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA increased from ($1.1) million in the fourth quarter of 2009 to $4.4 million in the fourth quarter of 2010. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, and cash equivalents at December 31, 2010, decreased to $72.4 million compared to $99.3 million at September 30, 2010 primarily due to our $20.0 million purchase of the Maxygen, Inc. gene shuffling IP portfolio in October 2010 and our $3.7 million debt repayment.

“In addition to our solid financial results, we continued to exceed our goals in our targeted commercial opportunities,” said Alan Shaw, Ph.D, President and CEO. “We achieved our technical milestones with Shell, we made our first shipments of two important enzymes to Merck and we saw substantial progress in our efforts in carbon capture and chemicals.”

Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full year 2011, Codexis forecasts revenues of $120 million or greater, which would represent growth of 12% or greater compared to 2010. Codexis expects 2011 Adjusted EBITDA will be $5 million or greater.

Conference Call

Codexis will hold a conference call for investors on February 3, 2011 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679, access code 54501345. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 91197822 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

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About Codexis, Inc.

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and in development for advanced biofuels with Shell and carbon capture with Alstom. Other potential markets for the company’s biocatalyst-enabled solutions include chemicals and water treatment.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s forecast for 2011 revenue and Adjusted EBITDA, which is defined elsewhere in this press release. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2010, included under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2010	2009	% change	2010	2009	% change
Revenues:
Product	$8,586	$5,152	67%	$32,835	$18,554	77%
Related party collaborative research and development	19,275	18,693	3%	66,148	62,656	6%
Collaborative research and development	1,471	358	311%	4,048	1,652	145%
Government grants	479	35	nm	4,073	46	nm

Total revenues	29,811	24,238	23%	107,104	82,908	29%

Costs and operating expenses:
Cost of product revenues	8,126	4,792	70%	27,982	16,678	68%
Gross margin $	460	360		4,853	1,876
Gross margin %	5%	7%		15%	10%
Research and development	13,349	15,240	-12%	52,405	54,725	-4%
Selling, general and administrative	8,649	8,932	-3%	33,841	29,871	13%

Total costs and operating expenses	30,124	28,964	4%	114,228	101,274	13%

Loss from operations	(313)	(4,726)	-93%	(7,124)	(18,366)	-61%
Interest income	31	39	-21%	166	180	-8%
Interest expense and other, net	(153)	(507)	-70%	(1,199)	(2,037)	-41%

Loss before provision (benefit) for income taxes	(435)	(5,194)	-92%	(8,157)	(20,223)	-60%
Provision (benefit) for income taxes	60	(13)	nm	384	66	482%

Net loss	$(495)	$(5,181)	-90%	$(8,541)	$(20,289)	-58%

Net loss per share of common stock, basic and diluted	$(0.01)	$(1.95)		$(0.35)	$(7.74)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	34,452	2,653		24,594	2,622

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$72,396	$31,785
Marketable securities	—	23,778
Accounts receivable, net	10,620	7,246
Related party accounts receivable	4,713	—
Inventories	2,817	2,915
Prepaid expenses and other current assets	1,646	1,658

Total current assets	92,192	67,382
Restricted cash	1,466	731
Property and equipment, net	21,452	21,581
Intangible assets, net	20,158	928
Goodwill	3,241	3,241
Other non-current assets	2,791	5,173

Total assets	$141,300	$99,036

Liabilities, redeemable convertible preferred stock, and shareholders’ equity (deficit)

Current liabilities:
Accounts payable	$9,208	$9,999
Accrued compensation	8,107	6,518
Related party payable	—	1,314
Other accrued liabilities	5,630	10,376
Redeemable convertible preferred stock warrant liability	—	2,009
Deferred revenues	455	2,240
Related party deferred revenues	4,084	13,161
Financing obligations	—	5,368

Total current liabilities	27,484	50,985
Deferred revenues, net of current portion	1,671	1,856
Related party deferred revenues, net of current portion	3,403	7,487
Financing obligations, net of current portion	—	2,574
Other long-term liabilities	1,381	1,307

Total liabilities	33,939	64,209
Redeemable convertible preferred stock issuable in series A to F	—	179,672

Stockholders’ equity (deficit):
Common stock	4	—
Additional paid-in capital	275,540	15,015
Accumulated other comprehensive loss	(34)	(252)
Accumulated deficit	(168,149)	(159,608)

Total stockholders’ equity (deficit)	107,361	(144,845)

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity (deficit)	$141,300	$99,036

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Twelve Months Ended December 31,
	2010	2009
Operating activities:
Net loss	$(8,541)	$(20,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	1,063	957
Depreciation and amortization of property and equipment	7,246	5,172
Revaluation of redeemable convertible preferred stock warrant liability	677	627
Loss (gain) on disposal of property and equipment	148	(50)
Extinguishment of royalty payable	461	—
Stock-based compensation	8,737	4,822
Accretion of asset retirement obligation	146	43
Amortization of debt discount	26	311
Accretion (amortization) of premium/discount on marketable securities	511	594
Changes in operating assets and liabilities:
Accounts receivable	(8,087)	(1,054)
Inventories	98	58
Prepaid expenses and other current assets	13	11
Other assets	2,814	(228)
Accounts payable	(791)	189
Accrued compensation	1,589	2,434
Related party payable	(1,314)	879
Other accrued liabilities	(6,048)	(3,792)
Deferred revenues	(15,131)	530

Net cash used in operating activities	(16,383)	(8,786)

Investing activities:
(Increase) decrease in restricted cash	(735)	193
Purchase of property and equipment	(6,990)	(10,697)
Purchase of marketable securities	(49,051)	(37,118)
Purchase of Maxygen patent portfolio	(20,705)	—
Proceeds from sale of marketable securities	1,605	—
Proceeds from maturities of marketable securities	70,695	27,980
Proceeds from disposal of property and equipment	15	—
Purchase of CO2 Solution common shares	—	(1,316)

Net cash provided by (used in) investing activities	(5,166)	(20,958)

Financing activities:
Principal payments on financing obligations	(8,026)	(6,087)
Payments in preparation for initial public offering	(3,870)	(959)
Proceeds from issuance of preferred stock, net of issuance costs	—	46,926
Proceeds from issuance of common stock on IPO, net of underwriting discounts	72,541	—
Proceeds from exercises of stock options	1,594	117

Net cash provided by financing activities	62,239	39,997

Effect of exchange rate changes on cash and cash equivalents	(79)	(371)

Net increase in cash and cash equivalents	40,611	9,882

Cash and cash equivalents:
Beginning of the period	31,785	21,903

End of the period	72,396	31,785

Marketable securities at the end of period	—	23,778

Cash, cash equivalents and marketable securities	$72,396	$55,563

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Reconciliation of GAAP to Non-GAAP Financial Information

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating management’s performance when determining incentive compensation and to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net loss to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three months ended December 31,		Twelve months ended December 31,
Calculation of Adjusted EBITDA	2010	2009	2010	2009
Net loss	$(495)	$(5,181)	$(8,541)	$(20,289)
Adjustments:
Minus: Interest income	(31)	(39)	(166)	(180)
Plus: Interest expense	5	336	529	1,413
Plus: Income taxes	60	(13)	384	66
Plus: Depreciation and amortization	2,593	1,713	8,266	6,119
Plus: Stock-based compensation	2,296	1,763	8,728	4,912
Plus: Preferred stock warrant fair market valuation adjustment	—	277	677	627

Adjusted EBITDA	$4,428	$(1,144)	$9,877	$(7,332)

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

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Contacts:

Investors: Cynthia Hiponia, cynthia@blueshirtgroup.com, 415-217-4966

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.

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